Exhibit 10.1

PROJECT RADIANCE

APPLIED OPTOELECTRONICS INC. (as Licensor)

AND

GLOBAL TECHNOLOGY CO., LTD.

YUHAN OPTOELECTRONIC TECHNOLOGY (SHANGHAI) CO., LTD.
(裕汉光电子科技(上海)有限公司)

TRADEMARK LICENSE AGREEMENT

2

THIS TRADEMARK LICENSEE AGREEMENT (this “Agreement”) is made on _________, 2022 (the “Execution Date”)

BETWEEN:

(1)	Applied Optoelectronics Inc., a company incorporated in Delaware, USA, whose principal place of business is at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478 (“Licensor” or “AOI”);

(2)	Global Technology Co., Ltd. (宁波环球广电科技有限公司), a company incorporated in the PRC (unified social credit code: 91330212739470836U) whose registered office is at No.88 Qiushi Road, Wangchun Industrial Park, Haishu District, Ningbo, Zhejiang Province (“GT”); and

(3)	Yuhan Optoelectronic Technology (Shanghai) Co., Ltd. (裕汉光电子科技(上海)有限公司), a company incorporated in the PRC (registered no. 91310115MA1H8BHE0A), whose registered office is at Block C, No. 888 Huanhu West Two Road, Nanhui New Town, Pudong New District, Shanghai (the “Buyer”).

GT and the Buyer, are also hereinafter individually referred to as a “Licensee” and collectively as the “Licensees”. AOI and Licensees, are also hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS:

(1)	Prime World International Holdings Ltd. (“Prime World”) (as the Seller) and the Buyer have entered into the AGREEMENT FOR THE SALE AND PURCHASE OF A NEW COMPANY TO BE ESTABLISHED IN HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA on _________, 2022 (the “SPA”), according to which, Prime World agrees to sell, and the Buyer agrees to buy the Shares (as defined in the SPA) and each right attaching to the Shares at or after Completion.

(2)	As of the Execution Date, Licensor is the owner of certain trademarks in the marks AOI and the goodwill associated therewith within the Licensed Territory, including those trademarks registered in the Licensed Territory as listed in Appendix A (the “Licensed Marks”). Upon Completion, Licensees desire to obtain a license from Licensor to use the Licensed Marks on the Licensed Products such that within the Licensed Territory by each Licensee.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the Parties agree as follows:

1.	INTERPRETATION

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first-mentioned person, where “Control” means the ownership, directly or indirectly, of more than fifty per cent (50%) of the voting shares, registered capital or other equity interest of the relevant person, or the power to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

“Agreement Year” means the twelve (12) consecutive month period from 1 January through 31 December during the Term except for the first Agreement Year. The first Agreement Year shall mean the period from the Execution Date through December 31, 2022;

“Applicable Laws” means all applicable statutes and laws, and orders and regulations of any Governmental Authority;

“Business Day” means any day (other than a Saturday or Sunday or public holiday) on which banks are open for the transaction of normal business in the PRC, Hong Kong and the United States;

“Completion” means the completion of the sale and purchase of the Shares in accordance with the SPA;

“Governmental Authority” means any transnational, national or foreign federal, state, provincial, municipal or local government (including any subdivision, court, administrative agency, regulatory body (including any securities exchange) or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority;

“HKIAC” has the meaning given to it in clause 14.2;

“Intellectual Property Rights” means all of the following anywhere in the world: (a) all patents and applications for patents; (b) all copyrights and copyright registrations; (c) all trade dress and trade names, logos, internet addresses and domain names, social media addresses and handles, trademarks and service marks and related registrations and applications and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) rights of publicity; (e) all inventions, technology, recipes, trade secrets, processes and techniques; and (f) other intellectual property or similar proprietary rights;

“Licensed Marks” means the registered Marks listed in Part A of Appendix A and the pending Marks listed in Part B of Appendix A;

“Licensed Products” means any Transceivers Products that uses or bears one or more of the Licensed Marks, being more specifically described in the technical specifications and indices as specified in the report submitted by each Licensee according to clause 3.2;

“Licensee Marks” has the meaning given to it in clause 6.3;

“Licensor Standards” has the meaning given to it in clause 5.1;

“Licensed Territory” for each Licensed Mark means the country/jurisdiction where such Licensed Mark in Parts A or B of Appendix A is registered or to be registered;

“Marks” means all trade dress and trade names, logos, trademarks and service marks and related registrations and applications and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing;

“New Marks” has the meaning given to it in clause 3.4.1;

“Notice” has the meaning given to it in clause 13.1;

“PRC” the People’s Republic of China and solely for the purposes of this Agreement, excluding Hong Kong, Macau, and Taiwan;

“Rules” has the meaning given to it in clause 14.2;

“Shares” has the meaning set forth in the SPA;

“SPA” has the meaning given to it in Recitals;

“Sub-Assembly Products” has the meaning given to it in the SPA;

“Term” has the meaning given to it in clause 2.3;

“Third-Party Marks” has the meaning given to it in clause 6.3;

“Transceiver Business” has the meaning set forth in the SPA;

“Transceivers Products” has the meaning given to it in the SPA.

2.	TERM

2.1	This Agreement shall take effect from the Execution Date and continue in force for a period of three (3) years after the Execution Date, unless terminated earlier in accordance with clause 9 (the “Initial Term”).

2.2	This Agreement may be renewed by the Licensees, upon three (3) months prior written notice to the Licensor, for additional two (2) year periods (each a “Renewal Term”), provided that the Licensees: (a) are not in material breach of this Agreement at the expiration of the Initial Term; and (b) provide to the Licensor reasonable written assurance of its ability to continue to perform its obligations under this Agreement and to maintain the operation of the Business (as defined in the SPA).

2.3	Notwithstanding the foregoing, at the end of the first Renewal Term, the Licensor may elect not to renew this Agreement for the next Renewal Term by giving Notice of non-renewal to the Licensees at least six (6) months prior to the expiration of the then current Renewal Term. The “Term” of this Agreement shall be the Initial Term and any Renewal Terms.

2.4	Subject to provisions of clause 9 herein, if either Licensee ceases the use of a Licensed Mark within the Licensed Territory for more than eighteen (18) months, Licensor may take such action as it reasonably determines necessary to preserve and maintain that Licensed Mark, including but not limited to making use of such Licensed Mark by Licensor on its own, within the Licensed Territory. Each Licensee shall notify Licensor of any Licensed Mark which such Licensee is no longer using in the Licensed Territory promptly, but no later than thirty (30) days, after such Licensee is aware of discontinued use of the Mark.

3.	GRANT OF LICENSE

3.1	Inside the Licensed Territory, subject to the provisions of this Agreement and the SPA, Licensor grants to each Licensee, and each Licensee accepts, a non-exclusive, non-transferable, non-sub-licensable, personal license to use the Licensed Marks in the Licensed Territory in connection with the use, distribution, offer for sale, sale, and advertising of the Licensed Products.

3.2	Each Licensee shall, at least thirty (30) Business Days before the commencement of each Agreement Year, submit a report listing out the Licensed Product information to Licensor with the format to the satisfaction of Licensor, which shall at least include the model, type and etc., subject to any Applicable Laws and confidentiality obligations of the relevant Licensee owed to any of their clients.

3.3	Each Licensee shall, as a good faith custodian, use the Licensed Marks properly according to attentions and instructions of Licensor (including without limitation, the branding policies provided by Licensor, if any) within the scope of the license granted by Licensor hereunder.

3.4	New Marks

3.4.1	Licensor, in its sole discretion and expense, may pursue additional Marks within the Licensed Territory as part of Licensor’s global Intellectual Property Rights strategy, which additional Marks will not then be subject to this Agreement even if such additional Marks are related to Transceivers Products (the “New Marks”), provided that the use of the New Marks is subject to the non-compete covenant of the Seller in the SPA.

3.4.2	Each Licensee may pursue its own trademarks within or outside the Licensed Territory, provided that such trademarks are not an extension, derivative or dilutive of any of the Licensed Marks hereunder.

3.5	Filing

Licensor may, at its sole cost, file this Agreement and submit documents for filing to the competent trademark Governmental Authority upon effectiveness, modification or termination of this Agreement.

3.6	Unless otherwise specifically stipulated in this Agreement, each Licensee must not use, in any manner whatsoever, the trade mark “AOI” in logotype or in any other style, or the trademark known as the , or any other Marks, domain name, owned, controlled or used by Licensor or any other Licensor’s Affiliates, or any other word or mark similar thereto.

3.7	During the Term, Licensor reserves all of the right to (i) grant any or all of the rights granted to Licensees hereunder to any third party on a non-exclusive basis within the Licensed Territory; and/or (ii) exploit any or all of the rights granted to Licensees hereunder by itself all around the world. Notwithstanding the foregoing provisions and at any time prior to the seventh (7th) anniversary of the Completion (as defined in the SPA), the Licensor undertakes to the Licensees not to grant license to use the Licensed Marks in the Licensed Territory to any manufacturer of the Licensed Products primarily supplied to the data center industry, fibre to the X (FTTx) market and wireless telecommunication market.

3.8	In the event any authorized distributor of any Licensee will require a sub-license of the Licensed Marks for the marketing and distribution of the Licensed Products in the Licensed Territory, the Licensee shall forthwith provide written notice to the Licensor accompanied by the draft sub-license agreement and brief description of the relevant authorized distributor(s), and no such sub-license agreement shall be entered into without the Licensor’s prior written consent, and Licensor shall not unreasonably withhold or delay the consent if it cannot reasonably demonstrate in writing that the sublicense would be detrimental to Licensor’s interests or goodwill.

4.	CONSIDERATION

4.1	Unless otherwise agreed by the Parties in writing, the consideration for the license granted under clause 3 of this Agreement during the Initial Term has been fully considered as part of the Consideration as contemplated in SPA.

4.2	During the first Renewal Term, the Licensees shall, jointly and severally, pay to the Licensor an aggregate royalties of US100,000 per annum, and the total payment of such royalties shall be made no later than ninety (90) days prior to the commencement of the first Renewal Term.

4.3	During the second Renewal Term, the Licensees shall, jointly and severally, pay to the Licensor an aggregate royalties of US200,000 for the first twelve (12) months during such Renewal Term and an aggregate royalties of US200,000 for the second twelve (12) months during such Renewal Term, and the total payment of such royalties shall be made no later than ninety (90) days prior to the commencement of the second Renewal Term.

4.4	During the third and any subsequent Renewal Term, the Licensees shall, jointly and severally, pay to the Licensor an aggregate royalties of US400,000 per annum, and the total payment of such royalties shall be made no later than ninety (90) days prior to the commencement of the each Renewal Term.

4.5	If any withholding or deduction from any payment under this Agreement by Licensees is required in respect of any taxes, fees, assessments or other charges of any kind imposed by any governmental authority pursuant to any Applicable Law, the Licensees will: (i) deduct such tax from the amount payable to the Licensor; (ii) pay the deducted amount referred to in clause (i) to the relevant governmental authority; and (iii) promptly forward to the Licensor a withholding tax certificate evidencing that payment.

4.6	Fees for the license of any Licensed Marks in connection with the products other than the Licensed Products shall be separately negotiated by the Parties.

5.	QUALITY STANDARDS

5.1	Both Licensees agree that the nature and quality of each Licensee’s provision of all of the following with respect to the Licensed Products shall conform to standards reasonably requested by, set by, and/or otherwise established by Licensor from time to time (if any, the “Licensor Standards”) with commercially reasonable prior notice to Licensees: (a) all manufacture, sales, and installation of the Licensed Products rendered by each Licensee; (b) all Licensed Products distributed or sold by each Licensee; and (c) all uses of the Licensed Marks by each Licensee in relation to advertising, promotional, and other matters.

5.2	Subject to the Applicable Laws, both Licensees agree to cooperate with Licensor (a) to facilitate Licensor’s evaluation of the nature and quality of each Licensee’s sales, installation and maintenance of the Licensed Products; (b) to permit Licensor to, solely for the purpose of the aforesaid evaluation, conduct reasonable, periodic inspection of each Licensee’s operations, at reasonable times and with reasonable notice; and (c) to supply Licensor with any documents or materials related to maintaining or securing the Licensed Marks or any rights relating to the Licensed Marks, and to supply Licensor with specimens of all uses of the Licensed Marks upon Licensor’s reasonable request. Licensor shall keep confidential all information of each Licensee acquired during the aforesaid process, and shall use such information solely for examining whether the nature and quality of each Licensee’s sales, installation and maintenance of the Licensed Products conform to the Licensor Standards and requirements under this Agreement. Each Licensee shall comply with all Applicable Laws and obtain all appropriate governmental approvals pertaining to the distribution, sale, and advertising of the Licensed Products.

5.3	If, at any time during the Term, the quality of Licensed Products manufactured or supplied by any Licensee does not meet Licensor Standards, Licensor may, at its sole and absolute discretion, instruct relevant Licensee to rectify such failure in quality at such Licensee own cost. If relevant Licensee fails to rectify the quality standard failures referred to in this clause 5.3 within a reasonable time, Licensor may regard such failure as a breach envisaged by clause 9.2 of this Agreement.

6.	LICENSED MARKS

6.1	The Parties agree that Licensee may include the Licensed Marks on or with the Licensed Products, and if Licensor requires any special notice and/or legend with respect to the Licensed Marks to be included, Licensor shall notify Licensees in writing in advance and such notice and/or legend shall be consented to by both parties. Licensees shall include “TM”, “®” or the equivalent thereof that are applicable for the Applicable Laws in the Licensed Territory.

6.2	Each Licensee acknowledges Licensor’s ownership of the Licensed Marks in the Licensed Territory, agrees that it will do nothing inconsistent with such ownership, and that all uses of the Licensed Marks by each Licensee. Each Licensee agrees that nothing in this Agreement shall give any Licensee any right, title, or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this Agreement and each Licensee agrees that it will not attack the title of Licensor to the Licensed Marks, attack the validity of this Agreement or any of the Licensor’s registrations or applications relating to the Licensed Marks in any jurisdiction. Each Licensee agrees that it has no right to and shall not file any applications to register the Licensed Marks, in whole or in part, or any variation or derivation thereof or any symbols or logos related thereto in any jurisdiction, without the prior written approval of the Licensor.

6.3	The Parties acknowledge that each Licensee may sell the Licensed Products also under the Marks of each Licensee itself (the “Licensee Marks”) or other Marks licensed from and owned by third parties (the “Third-Party Marks”) (other than the Licensed Marks hereunder) within the Licensed Territory, so long as each Licensee shall not, without the written confirmation and consent of all of the Parties: (a) use any Licensee Marks or Third-Party Marks in any manner that would confuse potential purchasers of the Licensed Products about the source of such items; or (b) use the Licensed Marks in a manner that is disparaging or detrimental to Licensor or any of its Affiliates.

6.4	The Parties acknowledge that each Licensee may rebrand Transceivers Products that use or bear one or more of the Licensed Marks within the Licensed Territory. Licensees may remove that one or more Licensed Marks so long as the Licensee Marks replace such removed Licensed Marks.

7.	INFRINGEMENT

7.1	Each Licensee shall notify Licensor promptly of any actual or threatened infringements or imitations upon the Licensed Marks, confusion in the marketplace caused by third parties arising from each Licensee’s sale of the Licensed Products, or unauthorized use of the Licensed Marks by third parties of which each Licensee becomes aware. Licensor shall have the sole right (but not the obligation) to (1) prepare and deliver the out-of-court cease and desist letter to the relevant third-party infringer, (2) bring any action in any court, and/or (3) bring any administrative action before the competent Governmental Authorities, on account of any such infringements, imitations, or unauthorized use, or confusion in the marketplace, and each Licensee shall cooperate with Licensor, as Licensor may reasonably request, in connection with any such action brought by Licensor. Licensor shall retain any and all damages, settlement, recoveries and/or compensation paid to Licensor by third parties in connection with any such action brought by Licensor.

8.	INDEMNIFICATION

8.1	Licensor shall defend and indemnify, and save and hold Licensees harmless from and against any and all liabilities, claims, causes of action, suits, damages, including reasonable attorneys’ fees and expenses, for which any Licensee becomes liable, or may incur or be compelled to pay by reason of Licensor’s activities or breach of the terms of this Agreement, including but not limited to: (a) any infringement of the Licensed Marks upon Marks owned by third parties (except for the portion of infringement arising from any Licensee’s continuing use of such Mark after such Licensee receives the documentation from Licensor which can reasonably evidence the infringement of such Mark and the written instruction from Licensor to cease use of such Mark); or (b) defects in the Licensed Marks, except those arising from any Licensee’s fault or material breach of the terms of this Agreement.

8.2	Licensees shall defend and indemnify, and save and hold Licensor harmless from and against any and all liabilities, claims, causes of action, suits, damages, including reasonable attorneys’ fees and expenses, for which Licensor becomes liable, or may incur or be compelled to pay by reason of any Licensee’s activities or breach of the terms of this Agreement, including but not limited to defects in the Licensee Marks, except those arising from Licensor’s fault or material breach of the terms of this Agreement.

8.3	Pursuant to this Agreement, Licensor shall not be responsible for any personal liability, personal injury, or product defect for a Transceivers Product solely because the Transceivers Product uses or bears one or more of the Licensed Marks.

8.4	Licensor shall in no event be responsible, and in no event indemnify Licensees, for relevant losses, if any, arising from any personal liability, personal injury, product defect, or damages to third-parties due to a defect of Licensees.

8.5	Each Licensee shall be held jointly and severally liable for all of each other’s obligations, liabilities, undertakings, warranties, acknowledgments in this Agreement.

8.6	EXCEPT WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS PURSUANT TO CLAUSE 8.1(a), UNDER NO CIRCUMSTANCES WILL LICENSOR HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, DAMAGES FOR LOSS OF BUSINESS, OR BUSINESS INFORMATION, OR DAMAGES FOR BUSINESS INTERRUPTION.

9.	TERMINATION

9.1	This Agreement may be terminated before the expiry hereof by an agreement reached between the Parties through negotiation.

9.2	In addition to the provisions of clause 2, Licensor shall have the right to terminate this Agreement by giving any Licensee a written notice, effective upon the expiry of thirty (30) days from any Licensee’s receipt of such written termination notice from Licensor:

(1)	in the event of any affirmative act of insolvency by any Licensee;

(2)	upon the appointment of any receiver or trustee to take possession of the properties of any Licensee;

(3)	upon the winding-up, sale, consolidation, merger, or any sequestration by Governmental Authority of any Licensee (except any sale, consolidation or merger between Licensees and their Affiliates);

(4)	the SPA is terminated for whatever reason;

(5)	upon breach of material duties and obligations of any Licensee under this Agreement and, if such breach is curable, failing to cure such breach within ten (10) Business Days of Licensor’s written notice of such breach; or

(6)	in the event of any Licensee undertakes a change of Control.

9.3	The exercise of any right of termination under this clause 9 shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal remedies to which Licensor or any Licensee may be entitled by reason of such rights. The obligations and provisions of clauses 6, 7, 8 and 10 shall survive any expiration or termination of the Term of this Agreement.

10.	EFFECTS OF AND PROCEDURE ON TERMINATION

10.1	Upon the expiration or termination of the Term of this Agreement, each Licensee agrees to discontinue all use of the Licensed Marks and any term confusingly similar thereto within thirty (30) Business Days from the expiry or termination of the Term or such other term as agreed upon between both Parties, to destroy all printed materials bearing any of the Licensed Marks, and that all rights in the Licensed Marks and the goodwill connected therewith shall remain the property of Licensor, provided, however, that Licensor agrees that each Licensee may continue to sell the previously manufactured products in storage and use the Licensed Marks on such products, and continue to lease the products for a reasonable time period not to exceed ninety (90) days after the expiry or termination of the Term.

11.	RELATIONSHIP OF THE PARTIES

11.1	The relationship of any Licensee to Licensor is that of an independent contractor and any Licensee or their agents or employees shall not be considered employees or agents of Licensor. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Licensor and any Licensee. Any Licensee shall not have the right to bind Licensor to any obligations to third parties.

12.	ASSIGNMENT

12.1	Licensor may, by serving a notification to Licensees, freely assign to any third party the benefit of this Agreement or all or part of its rights and/or obligations under this Agreement.

12.2	Any Licensee shall not assign, delegate, sub-contract, transfer, charge or otherwise dispose of all or any of its rights and responsibilities under this Agreement without the express prior written consent of Licensor and any attempted assignment by any Licensee without such prior written consent from Licensor shall be void and shall constitute a breach of the obligations of any Licensee hereunder.

13.	NOTICES

13.1	Any notice, demand, waiver, consent, approval, or disapproval (collectively referred to as “Notice”) required or permitted herein shall be in writing and shall be given personally, by messenger, by air courier, by telecopy, or by prepaid registered or certified mail, with return receipt requested, addressed to the Parties at their respective addresses set forth above or at such other address as a Party may hereafter designate in writing to the other Party.

13.2	A Notice shall be deemed received on the date of receipt.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

14.2	Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including (without limitation) any dispute regarding the breach, existence, validity or termination of this Agreement shall be finally settled by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in effect at the time of the arbitration (“Rules”), which Rule are deemed to be incorporated by reference into this clause and as may be amended by the provisions of this clause.

14.3	The seat of the arbitration shall be Hong Kong. The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the Rules.

14.4	The language to be used in the arbitral proceedings shall be English and any arbitral award shall be given in English.

14.5	Nothing in this clause 14 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction. Any award shall be final and binding upon the parties from the day it is made. The parties undertake to carry out each and every arbitral award without delay.

15.	GOVERNING LANGUAGE

This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, each of which shall constitute an original effective as of the date hereof.

APPLIED OPTOELECTRONICS, INC.

By:
Name:
Title:

GLOBAL TECHNOLOGY CO., LTD.

By:
Name:
Title:

YUHAN OPTOELECTRONIC TECHNOLOGY (SHANGHAI) CO., LTD. (裕汉光电子科技(上海)有限公司)

By:
Name:
Title:

Signature Page to Trademark License Agreement

Appendix A

Part A

Registration Number	Trademark Name	Filing Date	Issue Date	Goods And Services	Registration Territory
835558	AOI	2004/7/29	2004/7/29	LIGHT EMITTING DIODES, LASERS AND PHOTODETECTORS, NOT FOR MEDICAL USE	Australia
835558	AOI	2004/7/29	2004/7/29	LASERS AND PHOTODETECTORS, NOT FOR MEDICAL USE	China
835558	AOI	2004/7/29	2004/7/29	LIGHT EMITTING DIODES, LASERS AND PHOTODETECTORS, NOT FOR MEDICAL USE	Korea
835558	AOI	2004/7/29	2004/7/29	LIGHT EMITTING DIODES, LASERS AND PHOTODETECTORS, NOT FOR MEDICAL USE	EU
00810835558	AOI	2004/7/29	2004/7/29	LIGHT EMITTING DIODES, LASERS AND PHOTODETECTORS, NOT FOR MEDICAL USE	United Kingdom
2,535,730	AOI	2000/4/3	2002/2/5	LASERS AND PHOTODETECTORS NOT FOR MEDICAL USE	USA
37122258	AOI APPLIED OPTOELECTRONICS, INC. (Stylized)	2019/3/27	2021/2/21	OPTICAL COMMUNICATION INSTRUMENT; NETWORK COMMUNICATION EQUIPMENT; OPTICAL FIBERS; LASERS, NOT FOR MEDICAL PURPOSE	China

Registration Number	Trademark Name	Filing Date	Issue Date	Goods And Services	Registration Territory
5,897,518	AOI APPLIED OPTOELECTRONICS, INC. (Stylized)	2016/7/29	2019/10/29	OPTOELECTRONIC DEVICES, NAMELY, LASERS NOT FOR MEDICAL USE AND PHOTODETECTORS	USA
6620757	AOI (Stylized)	2008/3/26	2010/5/14	LASERS NOT FOR MEDICAL USE	China
2832440	AOI (Stylized)	2001/3/9	2004/4/13	LASERS NOT FOR MEDICAL USE	USA
836064	APPLIED OPTOELECTRONICS, INC.	2004/7/29	2004/7/29	International Class 09	Japan
3001557	APPLIED OPTOELECTRONICS, INC.	2004/7/28	2005/9/27	LASERS NOT FOR MEDICAL USE	USA

Part B

Registration Number	Title	Filing Date	Issue Date	Goods And Services	Registration Territory
	AOI (Stylized)	2021/10/12		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	USA
	AOI (Stylized)	2021/9/10		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	Taiwan

Registration Number	Title	Filing Date	Issue Date	Goods And Services	Registration Territory
	AOI (Stylized)	2021/10/19		PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	China
	AOI APPLIED OPTOELECTRONICS, INC. (Stylized)	2021/10/12		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	USA
	AOI APPLIED OPTOELECTRONICS, INC. (Stylized)	2021/9/10		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	Taiwan

Registration Number	Title	Filing Date	Issue Date	Goods And Services	Registration Territory
	AOI APPLIED OPTOELECTRONICS, INC. (Stylized)	2021/10/19		PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	China
	AOI	2021/10/19		PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	China
	AOI	2021/10/12		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	USA

Registration Number	Title	Filing Date	Issue Date	Goods And Services	Registration Territory
	AOI	2021/9/10		OPTICAL COMMUNICATION INSTRUMENTS; NETWORK COMMUNICATION EQUIPMENT; PHOTODETECTORS NOT FOR MEDICAL USE; OPTICAL FIBERS; TRANSISTORS; PHOTODIODE; PHOTOELECTRIC SENSORS; OPTICAL RECEIVERS; OPTICAL NODES; OPTICAL AMPLIFIERS; RF AMPLIFIER	Taiwan